Pricing Supplement       Dated October 2, 1998
No. 003                  Rule 424(b)(5)
File No. 333-61621
(To Prospectus dated September 2, 1998)


                      QUESTAR PIPELINE COMPANY

                Medium-Term Notes, Series A, Due From Nine Months
                        to 30 Years from Date of Issue

Fixed Rates                            Principal Amounts
5.85%                                  US$ 10,000,000
Trade Date:   October 2, 1998          Original Issue Date: October 7, 1998
Interest Rate: 5.85%
Issue Price: 100% of Principal Amount Stated Maturity: October 7, 2008 Regular Record Dates: May 15 and November 15

Selling Agent's Discount               Interest Payment Dates:
 or Commission: $62,500                 June 1 and December 1

Net Proceeds to Company: $9,937,500


Forms:     The Notes are registered in Book-Entry form

Optional
Redemption:The Notes will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and
           (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus twenty (20) basis points, plus in each case accrued interest thereon to the date of redemption. "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.


Optional
Redemption
Continued: "Comparable Treasury Price" means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury
           Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.
           "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.
           Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Sinking Fund/Repayment Provision: Not applicable

Redemption Percentage:  See above

Annual Redemption Percentage:  See above

Redemption Commencement Date:  See above

Redemption Date:  See above

Redemption Price:  See above

Repayments: Other than pursuant to Optional Redemption, the Notes cannot be repaid prior to Stated Maturity.

Agent:     Merrill Lynch & Co.

Other Provisions:  Terms are not completed for certain items above either because such items are not applicable or because the terms are as specified in the Prospectus.